Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record Annual Performance
Year-to-Date Record Net Income Improves by 13% to $95.7 Million

Warsaw, Indiana (January 25, 2022) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record full year net income of $95.7 million, which represents an increase of $11.4 million, or 13.5%, compared with net income of $84.3 million for 2020. Diluted earnings per share of $3.74 was also a record for 2021, which increased 13.3% compared to $3.30 for 2020. Net income for 2021 benefited from growth in net interest income and lower provision expense as compared to 2020, offset by an increase in noninterest expense.

The company further reported quarterly net income of $24.3 million for the three months ended December 31, 2021 versus $24.6 million for the comparable period of 2020, a decrease of 1.3%. Diluted net income per common share decreased 2.1% to $0.95 for the three months ended December 31, 2021 versus $0.97 for the comparable period of 2020. On a linked quarter basis, net income increased $164,000, or 0.7%, from the third quarter of 2021, of $24.1 million, or $0.94 diluted earnings per share. Pretax pre-provision earnings were $29.8 million for the fourth quarter of 2021, a decrease of 5.7%, or $1.8 million, from $31.6 million for the fourth quarter of 2020. On a linked quarter basis, pretax pre-provision earnings decreased 3.6%, or $1.1 million, from $30.9 million for the third quarter of 2021. The decreases in net income and pretax pre-provision earnings were driven primarily by lower Paycheck Protection Program (PPP) loan income in the fourth quarter of 2021. PPP loan income, which includes both interest income and fee accretion, was $2.2 million for the fourth quarter of 2021 compared to $6.5 million during the comparable quarter of 2020 and $3.9 million for the third quarter of 2021.

“We enter 2022 with great optimism and confidence in the core relationship businesses within Lake City Bank. During the last two years, we have experienced unprecedented growth that has challenged our management of the balance sheet and necessitated a level of flexibility and adaptability by the entire Lake City Bank team. We end 2021 strongly with record net income and a balance sheet ready for future growth. Our highly asset sensitive balance sheet is well-positioned for the interest rate hikes we expect to see in 2022. Further, we believe the liquidity on our balance sheet will prove valuable as we focus on future organic loan growth opportunities,” commented David M. Findlay, President and Chief Executive Officer.

Highlights for the year and quarter are noted below.

Full year 2021 versus 2020 highlights:

•Total assets of $6.6 billion, an increase of $726.9 million, or 12%
•Dividend per share increase of 13% to $1.36 from $1.20
•Return on average equity of 14.19%, compared to 13.51%
•Return on average assets of 1.56%, compared to 1.55%
•Average loan growth, excluding PPP loans, of $135.5 million, or 3%
•Core deposit growth of $703.6 million, or 14%
•Noninterest bearing demand deposit account growth of $357.2 million, or 23%
•Net interest margin of 3.07% compared to 3.19%
•Net interest income increase of $15.1 million, or 9%
•Revenue growth of $13.0 million, or 6%
•Noninterest expense increase of $13.1 million, or 14%
•Provision expense2 of $1.1 million compared to provision expense of $14.8 million, a decrease of $13.7 million
•Average total equity increase of $50.5 million, or 8%
•Total risk-based capital ratio improved to 15.34% compared to 14.65%
•Tangible capital ratio1 of 10.70% compared to 11.21%

1Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”
2Beginning January 1, 2021 calculation is based on the Current Expected Credit Loss methodology (CECL). Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Fourth Quarter 2021 versus Fourth Quarter 2020 highlights:

•Average loan growth, excluding PPP loans, of $101.5 million, or 2%
•Core deposit growth of $703.6 million, or 14%
•Noninterest bearing demand deposit account growth of $357.2 million, or 23%
•Net interest margin of 2.98% compared to 3.28%
•Net interest income increase of $294,000, or 1%
•Noninterest expense increase of $14,000, or 0%
•Provision expense of $0 compared to provision expense of $920,000
•Average total equity increase of $47.7 million, or 7%

Fourth Quarter 2021 versus Third Quarter 2021 highlights:

•Return on average equity of 13.91%, compared to 13.90%
•Average loan growth, excluding PPP loans, of $5.2 million
•Core deposit growth of $321.8 million, or 6%
•Noninterest bearing demand deposit account growth of $133.5 million, or 8%
•Net interest margin of 2.98% compared to 3.13%
•Provision expense of $0 compared to a provision expense of $1.3 million
•Nonperforming loans of $15.1 million, a decrease of $15.9 million
•Average total equity increase of $4.1 million, or 1%
•Tangible capital ratio1 was 10.70% compared to 10.92%

Return on average total equity for the year ended December 31, 2021 was 14.19%, compared to 13.51% in 2020. Return on average assets was 1.56% in 2021 compared to 1.55% in 2020. The company's total capital as a percent of risk-weighted assets was 15.34% at December 31, 2021 compared to 14.65% at December 31, 2020 and 15.44% at September 30, 2021. The company's tangible common equity to tangible assets ratio1 was 10.70% at December 31, 2021, compared to 11.21% at December 31, 2020 and 10.92% at September 30, 2021.

As previously announced, the board of directors approved a cash dividend for the fourth quarter of $0.40 per share, payable on February 7, 2022, to shareholders of record as of January 25, 2022. The fourth quarter dividend per share represents an 18% increase from the $0.34 dividend per share paid in the third quarter of 2021.

Findlay added, “Our capital structure is exceptionally strong. As a result, we can comfortably provide our shareholders with an 18% increase in the dividend. We are confident in our future growth and performance, and the strength of our balance sheet is critical to our long-term success.”

Average total loans were $4.28 billion in the fourth quarter of 2021, a decrease of $74.8 million, or 2%, from $4.35 billion for the third quarter of 2021, and a decrease of $338.7 million, or 7%, from $4.62 billion for the fourth quarter 2020, due primarily to PPP loan forgiveness. Average PPP loans were $62.9 million during the fourth quarter of 2021, down from $503.0 million during the fourth quarter of 2020. Average loans, excluding PPP loans, were $4.22 billion in the fourth quarter of 2021, compared to $4.11 billion for the fourth quarter of 2020, an increase of $101.5 million, or 2%. On a linked quarter basis, average loans, excluding PPP loans, increased by $5.2 million.

Total loans outstanding decreased by $361.3 million, or 8%, from $4.65 billion as of December 31, 2020 to $4.29 billion as of December 31, 2021, due primarily to PPP loan forgiveness. PPP loans outstanding were $26.2 million as of December 31, 2021, compared to $412.0 million at December 31, 2020. Total loans, excluding PPP loans, were $4.26 billion as of December 31, 2021, representing an increase of $24.5 million, or 1%, as compared to December 31, 2020. On a linked quarter basis, total loans excluding PPP increased $114.1 million, or 3%. The company received PPP forgiveness proceeds and borrower repayments of $709.5 million since the program's inception through December 31, 2021.

1Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”
2Beginning January 1, 2021 calculation is based on the Current Expected Credit Loss methodology (CECL). Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Findlay stated, “Commercial organic loan originations reached an all-time high this quarter. During the fourth quarter we originated more than $650 million of commercial loans, yet also experienced elevated levels of paydowns over $600 million. Commercial line utilization continues to incrementally improve, but is still near historic lows. We continue to expand existing relationships and establish new ones as available commercial lines of credit reached a record high of $4.01 billion and outstanding commercial lines grew by 9% during the fourth quarter. The loan pipeline as we entered 2022 was encouraging as we are beginning to see signs of improved loan demand and borrower activity.”

Average total deposits were $5.59 billion for the fourth quarter of 2021, an increase of $626.1 million, or 13%, versus $4.96 billion for the fourth quarter of 2020. On a linked quarter basis, average total deposits increased by $241.3 million, or 5%. Total deposits increased $698.6 million, or 14%, from $5.04 billion as of December 31, 2020 to $5.74 billion as of December 31, 2021. On a linked quarter basis, total deposits increased by $320.8 million, or 6%, from $5.41 billion as of September 30, 2021.

Core deposits, which exclude brokered deposits, increased by $703.6 million, or 14%, from $5.02 billion as of December 31, 2020 to $5.73 billion at December 31, 2021. This increase was due to growth in commercial deposits of $321.9 million, or 17%; growth in retail deposits of $259.5 million, or 14%; and growth in public fund deposits of $122.2 million, or 11%. On a linked quarter basis, core deposits increased by $321.8 million, or 6%. The linked quarter growth resulted from commercial deposit growth of $118.7 million, a 6% increase; retail growth of $208.1 million, an 11% increase; and offset by public fund contraction of $5.0 million.

Investment securities were $1.40 billion at December 31, 2021, reflecting an increase of $663.7 million, or 90%, as compared to $734.8 million at December 31, 2020. On a linked quarter basis, investment securities increased $158.8 million, or 13%. Investment securities represent 21% of total assets on December 31, 2021 compared to 13% on December 31, 2020 and 20% on September 30, 2021. The increase in investment securities reflects the deployment of $652 million in excess liquidity that resulted from deposit growth. Deposit growth was impacted by PPP and economic stimulus.

“During the last two years, we have seen core deposits grow by $1.7 billion, a portion of the resulting liquidity has been strategically deployed in our investment securities portfolio as an earning asset alternative while our customers’ deposits remain elevated. We remain focused on core organic loan growth as the primary driver of our balance sheet and are optimistic that we are well-positioned to grow market share as we transition to the next economic growth cycle. Additionally, we remain optimistic that the high percentage of variable rate loans on our balance sheet, coupled with cost of funds at historically low levels, position Lake City Bank with the ability to fund organic loan growth and benefit from the anticipated Federal Reserve Bank rising interest rate cycle,” Findlay commented.

Net interest margin was 3.07% for the full year 2021, down 12 basis points from 3.19% in 2020. Earnings assets yields declined by 44 basis points to 3.33%, offset by a decline of 32 basis points in the cost of funds. The strong 2021 deposit growth funded organic loan growth, and generated excess liquidity. Average investment securities increased by $434.4 million during 2021 and average interest-bearing deposits to the bank grew by $313.6 million. The shift in earning assets generated lower average yields. Net interest margin, excluding PPP loans, was 2.95% for the year ended 2021, down 24 basis points from 3.19% during 2020.

The company’s net interest margin decreased 30 basis points to 2.98% for the fourth quarter of 2021 compared to 3.28% for the fourth quarter of 2020. The lower margin in the fourth quarter of 2021 as compared to the prior year period was due to a slowing of PPP forgiveness as the bank's borrowers actively applied for and received forgiveness throughout the second half of 2020 and the first three quarters of 2021. PPP loan income for the fourth quarter of 2021 was $2.2 million, or $4.3 million less than PPP loan income of $6.5 million during the fourth quarter of 2020. PPP interest and fees represented 11 basis points of fourth quarter 2021 net interest margin compared to 16 basis points for the fourth quarter 2020 net interest margin.

Net interest margin was negatively impacted by the decrease in earning asset yields of 46 basis points from 3.65% for the fourth quarter of 2020 compared to 3.19% for the fourth quarter of 2021. As a result of the excess liquidity on the company's balance sheet, the mix of earning assets included lower yielding earning assets in the investment securities portfolio and cash balances at the Federal Reserve Bank. The lower yield on earning assets was offset by lower cost of funds, which decreased by 16 basis points, from 0.37% for the fourth quarter of 2020 to 0.21% for the fourth quarter of 2021. Net interest margin, excluding PPP loan income, was 2.87%, 25 basis points lower than 3.12% in the fourth quarter of 2020.

1Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”
2Beginning January 1, 2021 calculation is based on the Current Expected Credit Loss methodology (CECL). Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Fourth quarter net interest margin was 2.98%, a decline of 15 basis points compared to linked third quarter net interest margin of 3.13%. Net interest margin excluding PPP was 11 basis points lower at 2.87% for the fourth quarter of 2021 compared to 2.95% for the linked third quarter of 2021. Earning asset yields declined by 18 basis points offset by a decline in cost of funds of 3 basis points. Interest expense as a percentage of earning assets decreased to a historical low of 0.21% for the three-month period ended December 31, 2021, down from 0.24% for the three-month period ended September 30, 2021.

Net interest income was $178.1 million for the year ended December 31, 2021, representing an increase of $15.1 million, or 9.3%, as compared to the year ended December 31, 2020. The increase was due primarily to a decrease in interest expense of $15.0 million, or 50%, and an increase in investment securities income of $6.6 million, offset by a $6.6 million decline in loan interest income. PPP loan income, including interest and fees, was $14.9 million during the year ended December 31, 2021, compared to $12.8 million during 2020.

Net interest income was $45.0 million for the three months ended December 31, 2021, representing an increase of $294,000, or 1%, as compared to the three months ended December 31, 2020. On a linked quarter basis, net interest income decreased $734,000, or 2%, from the third quarter of 2021. PPP loan income, including interest and fees, was $2.2 million for the three months ended December 31, 2021, compared to $3.9 million during the third quarter of 2021.

Provision expense for 2021 was $1.1 million, down from $14.8 million in 2020. Provision expense for 2020 reflected the increased assessment of risk to the bank’s loan portfolio as a result of the economic downturn that resulted from the pandemic. The company recorded no provision for credit losses2 in the fourth quarter of 2021, compared to $920,000 of provision expense in the fourth quarter of 2020. On a linked quarter basis, the provision expense decreased by $1.3 million from the third quarter of 2021. The company adopted CECL during the first quarter of 2021, effective January 1, 2021. The day one impact of adoption was an increase in the allowance for credit losses2 of $9.1 million, with an offset, net of taxes, to beginning stockholders’ equity.

The credit loss reserve to total loans was 1.58% at December 31, 2021 versus 1.32% at December 31, 2020 and 1.72% at September 30, 2021. The decline in the credit reserve to total loans from September 2021 to December 2021, reflects the impact of charge offs as well as the impact of loan growth during the quarter. The credit loss reserve to total loans excluding PPP loans was 1.59% at December 31, 2021 versus 1.45% at December 31, 2020 and 1.76% at September 30, 2021. PPP loans are guaranteed by the United States Small Business Administration (SBA) and have not been allocated for within the allowance for credit losses2.

Net charge offs in the fourth quarter of 2021 were $5.3 million versus net charge offs of $259,000 in the fourth quarter of 2020 and net recoveries of $35,000 during the linked third quarter of 2021. Annualized net charge offs (recoveries) to average loans were 0.49% for the fourth quarter of 2021 and 0.02% in the fourth quarter of 2020, and 0.00% for the linked third quarter of 2021. Net charge offs to average loans were 0.09% during the full year of 2021 unchanged from 2020.

Nonperforming assets increased $2.9 million, or 23%, to $15.3 million as of December 31, 2021 versus $12.4 million as of December 31, 2020. On a linked quarter basis, nonperforming assets decreased $16.0 million, or 51%, versus $31.3 million as of September 30, 2021. The net decrease in non-performing assets on a linked quarter basis resulted from net charge offs, net upgrades of non-individually analyzed watchlist credits of $3.3 million as well as recurring loan repayments. The company recorded a $5.2 million charge off in the fourth quarter on a commercial borrower that was downgraded to nonperforming status during the third quarter of 2021. The operations of the borrower, a retailer of party and special event supplies, were severely impacted by the economic conditions resulting from the COVID-19 pandemic. There is no remaining credit exposure to this customer. The ratio of nonperforming assets to total assets at December 31, 2021 increased to 0.23% from 0.21% at December 31, 2020 and decreased from 0.50% at September 30, 2021. Total individually analyzed and watch list loans decreased by $51.7 million, or 18%, to $234.5 million at December 31, 2021 versus $286.1 million as of December 31, 2020. On a linked quarter basis, total individually analyzed and watch list loans decreased by $24.1 million, or 9%, from $258.5 million at September 30, 2021.

“We remain cautiously optimistic on the asset quality front. Clearly, our commercial borrowers continue to feel the impact of inflation, supply chain challenges, workforce availability and readiness, and wage pressures. These are widespread and are impacting every sector of our loan portfolio. Yet, borrowers’ balance sheets are generally healthy and while operating margins are being impacted, our clients are managing through the challenges,” commented Findlay.

1Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”
2Beginning January 1, 2021 calculation is based on the Current Expected Credit Loss methodology (CECL). Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Noninterest income of $44.7 million decreased by $2.1 million, or 5%, for the year ended December 31, 2021 as compared to $46.8 million in 2020. The decrease was driven by a $4.1 million reduction in interest rate swap fees and a $2.5 million reduction in mortgage banking income, offset by a $1.8 million increase in loan service fees, a $1.6 million increase in wealth advisory fees, and a $615,000 increase in merchant card fee income. Interest rate swap arrangements have seen a decrease in demand during 2021 and the carrying value of mortgage servicing rights has been impacted by increased prepayment speeds, both due to the current interest rate environment. The increases in fee income were driven by higher transaction volumes and increased economic activity.

Noninterest income decreased $2.1 million, or 18%, to $9.7 million for the fourth quarter of 2021, compared to $11.8 million for the fourth quarter of 2020. Noninterest income was affected by a decrease of $1.3 million in mortgage banking income, or 135%, an $883,000 reduction in interest rate swap fee income, or 90%, and a $530,000 reduction in limited partnership income (a component of other income). These reductions were offset by improved loan and service fee income, which increased by $484,000, or 19%, growth in wealth advisory fees of $443,000, or 24%, and growth in merchant and interchange fee income of $322,000, or 68%. These changes were influenced by the same trends summarized in the preceding paragraph.

Noninterest income decreased by $1.4 million, or 13%, on a linked quarter from $11.1 million. The linked quarter decrease resulted primarily from decreases in limited partnership income of $656,000, mortgage banking income of $307,000, bank owned life insurance income of $273,000 and other noninterest income of $128,000. Offsetting these decreases was an increase in wealth advisory fee income of $140,000.

Noninterest expense increased by $13.1 million, or 14%, to $104.3 million for the year ended December 31, 2021 as compared to $91.2 million for 2020. Salaries and employee benefits increased by $8.5 million, or 17%, due primarily to increased performance-based compensation, increased salaries and increased health insurance expense. Additionally, increased legal fees and costs associated with the digital platform conversion contributed to an overall increase of $1.8 million, or 33%, in professional fees. Corporate and business development expenses increased as the economy re-opened in 2021, and client events and contributions increased in 2021.

Noninterest expense was $24.9 million in the fourth quarter of 2021, up by $14,000 from the fourth quarter of 2020. Corporate and business development expenses increased $285,000, or 37%, due to elevated business development and business contributions as in-person meetings with clients and prospects have resumed. Professional fees expenses increased $198,000, or 11%, over these periods. Offsetting these increases were decreases in salaries and employee benefits expense of $212,000, or 2%, and equipment costs of $154,000, or 10%.

On a linked quarter basis, noninterest expense decreased by $1.0 million, or 4%, from $26.0 million. Salaries and employee benefits decreased by $725,000, or 5%, driven by fluctuations in performance-based incentive compensation expense. Other expense decreased by $631,000, or 23%, due to board semi-annual share grant expense of $421,000 in the third quarter of 2021. Offsetting these decreases was an increase in professional fees of $664,000, or 49%. This was driven primarily by increased legal fees.
The company’s efficiency ratio was 45.6% for the fourth quarter of 2021, compared to 44.1% for the fourth quarter of 2020 and 45.7% for the linked third quarter of 2021. The company's efficiency ratio was 46.8% for the year ended December 31, 2021 compared to 43.5% in the prior year.

Paycheck Protection Program

During 2020 and the first half of 2021, the company funded PPP loans totaling $735.6 million for its customers through the PPP programs. In addition, the bank processed forgiveness applications for PPP loans representing 97% of loans originated. As of December 31, 2021, PPP loans outstanding, net of deferred fees, totaled $26.2 million; $3.8 million from PPP round one and $22.3 million from PPP round two. As of December 31, 2021, the SBA has approved forgiveness of, or the borrower had repaid, $709.5 million in PPP loans; $566.7 million for PPP loans originated during round one and $142.8 million for PPP loans originated during round two. As of December 31, 2021, the company had submitted additional PPP forgiveness applications on behalf of customers in the amount of $8.3 million that were awaiting SBA approval.

	December 31, 2021
	Originated		Forgiven / Repaid		Outstanding (1)
	Number	Amount	Number	Amount	Number	Amount
PPP Round 1	2,409	$570,500	2,390	$566,682	19	$3,818
PPP Round 2	1,192	165,142	1,117	142,809	75	22,333
Total	3,601	$735,642	3,507	$709,491	94	$26,151

(1)Outstanding balance includes deferred loan origination fees, net of costs, and reflects any loans repaid by borrowers.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio and pretax pre-provision earnings. A reconciliation of these and other non-GAAP measures to the most comparable GAAP equivalents is included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of the COVID-19 pandemic, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
FOURTH QUARTER 2021 FINANCIAL HIGHLIGHTS

	Three Months Ended			Twelve Months Ended
(Unaudited – Dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
END OF PERIOD BALANCES	2021	2021	2020	2021	2020
Assets	$6,557,323	$6,222,916	$5,830,435	$6,557,323	$5,830,435
Deposits	5,735,407	5,414,638	5,036,805	5,735,407	5,036,805
Brokered Deposits	10,003	11,012	15,002	10,003	15,002
Core Deposits (1)	5,725,404	5,403,626	5,021,803	5,725,404	5,021,803
Loans	4,287,841	4,239,453	4,649,156	4,287,841	4,649,156
Paycheck Protection Program (PPP) Loans	26,151	91,897	412,007	26,151	412,007
Allowance for Credit Losses (2)	67,773	73,048	61,408	67,773	61,408
Total Equity	704,906	683,202	657,184	704,906	657,184
Goodwill net of deferred tax assets	3,794	3,794	3,794	3,794	3,794
Tangible Common Equity (3)	701,112	679,408	653,390	701,112	653,390
AVERAGE BALANCES
Total Assets	$6,397,397	$6,153,334	$5,747,818	$6,153,780	$5,424,796
Earning Assets	6,148,085	5,909,834	5,501,505	5,906,640	5,184,836
Investments - available-for-sale	1,336,492	1,201,657	657,990	1,068,325	633,957
Loans	4,279,262	4,354,104	4,617,912	4,421,094	4,424,472
Paycheck Protection Program (PPP) Loans	62,910	142,917	503,041	237,951	376,785
Total Deposits	5,585,537	5,344,272	4,959,443	5,357,284	4,650,597
Interest Bearing Deposits	3,784,837	3,662,707	3,477,431	3,686,112	3,340,696
Interest Bearing Liabilities	3,859,971	3,737,707	3,568,572	3,761,520	3,437,338
Total Equity	692,396	688,252	644,677	674,637	624,174
INCOME STATEMENT DATA
Net Interest Income	$45,007	$45,741	$44,713	$178,088	$163,008
Net Interest Income-Fully Tax Equivalent	46,140	46,717	45,362	181,675	165,454
Provision for Credit Losses (2)	0	1,300	920	1,077	14,770
Noninterest Income	9,709	11,114	11,782	44,720	46,843
Noninterest Expense	24,926	25,967	24,912	104,287	91,205
Net Income	24,283	24,119	24,592	95,733	84,337
Pretax Pre-Provision Earnings (3)	29,790	30,888	31,583	118,521	118,646
PER SHARE DATA
Basic Net Income Per Common Share	$0.95	$0.95	$0.97	$3.76	$3.31
Diluted Net Income Per Common Share	0.95	0.94	0.97	3.74	3.30
Cash Dividends Declared Per Common Share	0.34	0.34	0.30	1.36	1.20
Dividend Payout	35.79%	36.17%	30.93%	36.36%	36.36%
Book Value Per Common Share (equity per share issued)	27.65	26.80	25.85	27.65	25.85
Tangible Book Value Per Common Share (3)	27.50	26.66	25.70	27.50	25.70
Market Value – High	80.77	73.04	56.28	80.77	56.28
Market Value – Low	71.19	56.06	40.57	50.71	30.49
Basic Weighted Average Common Shares Outstanding	25,486,484	25,479,654	25,424,307	25,475,994	25,469,242
Diluted Weighted Average Common Shares Outstanding	25,669,042	25,635,288	25,519,643	25,620,105	25,573,941
KEY RATIOS
Return on Average Assets	1.51%	1.56%	1.70%	1.56%	1.55%
Return on Average Total Equity	13.91	13.90	15.18	14.19	13.51
Average Equity to Average Assets	10.82	11.19	11.22	10.96	11.51
Net Interest Margin	2.98	3.13	3.28	3.07	3.19
Net Interest Margin, Excluding PPP Loans (3)	2.87	2.95	3.12	2.95	3.19
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	45.56	45.67	44.10	46.81	43.46
Tier 1 Leverage (4)	10.72	10.91	10.93	10.72	10.93
Tier 1 Risk-Based Capital (4)	14.09	14.18	13.39	14.09	13.39
Common Equity Tier 1 (CET1) (4)	14.09	14.18	13.39	14.09	13.39
Total Capital (4)	15.34	15.44	14.65	15.34	14.65
Tangible Capital (3) (4)	10.70	10.92	11.21	10.70	11.21
ASSET QUALITY
Loans Past Due 30 - 89 Days	$729	$1,245	$1,263	$729	$1,263
Loans Past Due 90 Days or More	117	18	116	117	116
Non-accrual Loans	14,973	30,978	11,986	14,973	11,986
Nonperforming Loans (includes nonperforming TDRs)	15,090	30,996	12,102	15,090	12,102
Other Real Estate Owned	196	316	316	196	316
Other Nonperforming Assets	0	20	6	0	6
Total Nonperforming Assets	15,286	31,332	12,424	15,286	12,424
Performing Troubled Debt Restructurings	5,121	4,973	5,237	5,121	5,237
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	6,218	6,093	6,476	6,218	6,476
Total Troubled Debt Restructurings	11,339	11,066	11,713	11,339	11,713
Individually Analyzed Loans	25,581	41,148	20,177	25,581	20,177
Non-Individually Analyzed Watch List Loans	208,881	217,386	265,970	208,881	265,970
Total Individually Analyzed and Watch List Loans	234,462	258,534	286,147	234,462	286,147
Gross Charge Offs	5,390	90	688	5,983	5,253
Recoveries	115	125	429	2,221	1,239
Net Charge Offs/(Recoveries)	5,275	(35)	259	3,762	4,014
Net Charge Offs/(Recoveries) to Average Loans	0.49%	0.00%	0.02%	0.09%	0.09%
Credit Loss Reserve to Loans (2)	1.58%	1.72%	1.32%	1.58%	1.32%
Credit Loss Reserve to Loans, Excluding PPP Loans (2) (3)	1.59%	1.76%	1.45%	1.59%	1.45%
Credit Loss Reserve to Nonperforming Loans (2)	449.13%	235.67%	507.42%	449.13%	507.42%
Credit Loss Reserve to Nonperforming Loans and Performing TDRs (2)	335.33%	203.08%	354.17%	335.33%	354.17%
Nonperforming Loans to Loans	0.35%	0.73%	0.26%	0.35%	0.26%
Nonperforming Assets to Assets	0.23%	0.50%	0.21%	0.23%	0.21%
Total Individually Analyzed and Watch List Loans to Total Loans	5.47%	6.10%	6.15%	5.47%	6.15%
Total Individually Analyzed and Watch List Loans to Total Loans, Excluding PPP Loans (3)	5.50%	6.23%	6.75%	5.50%	6.75%
OTHER DATA
Full Time Equivalent Employees	582	592	585	582	585
Offices	51	51	50	51	50

(1)Core deposits equals deposits less brokered deposits
(2)Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.
(3)Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures"
(4)Capital ratios for December 31, 2021 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	December 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Cash and due from banks	$51,830	$74,457
Short-term investments	631,410	175,470
Total cash and cash equivalents	683,240	249,927

Securities available-for-sale (carried at fair value)	1,398,558	734,845
Real estate mortgage loans held-for-sale	7,470	11,218

Loans, net of allowance for credit losses* of $67,773 and $61,408	4,220,068	4,587,748

Land, premises and equipment, net	59,309	59,298
Bank owned life insurance	97,652	95,227
Federal Reserve and Federal Home Loan Bank stock	13,772	13,772
Accrued interest receivable	17,674	18,761
Goodwill	4,970	4,970
Other assets	54,610	54,669
Total assets	$6,557,323	$5,830,435

LIABILITIES
Noninterest bearing deposits	$1,895,481	$1,538,331
Interest bearing deposits	3,839,926	3,498,474
Total deposits	5,735,407	5,036,805

Borrowings
Federal Home Loan Bank advances	75,000	75,000
Miscellaneous borrowings	0	10,500
Total borrowings	75,000	85,500

Accrued interest payable	2,619	5,959
Other liabilities	39,391	44,987
Total liabilities	5,852,417	5,173,251

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,777,609 shares issued and 25,300,793 outstanding as of December 31, 2021
25,713,408 shares issued and 25,239,748 outstanding as of December 31, 2020	120,615	114,927
Retained earnings	583,134	529,005
Accumulated other comprehensive income	16,093	27,744
Treasury stock, at cost (476,816 shares and 473,660 shares as of December 31, 2021 and 2020, respectively)	(15,025)	(14,581)
Total stockholders’ equity	704,817	657,095
Noncontrolling interest	89	89
Total equity	704,906	657,184
Total liabilities and equity	$6,557,323	$5,830,435

*Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
NET INTEREST INCOME
Interest and fees on loans
Taxable	$41,253	$45,779	$170,081	$176,538
Tax exempt	146	105	470	647
Interest and dividends on securities
Taxable	2,604	1,554	9,086	6,973
Tax exempt	4,118	2,340	13,033	8,577
Other interest income	201	76	549	368
Total interest income	48,322	49,854	193,219	193,103

Interest on deposits	3,240	5,018	14,827	29,342
Interest on borrowings
Short-term	0	48	7	506
Long-term	75	75	297	247
Total interest expense	3,315	5,141	15,131	30,095

NET INTEREST INCOME	45,007	44,713	178,088	163,008

Provision for credit losses*	0	920	1,077	14,770

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	45,007	43,793	177,011	148,238

NONINTEREST INCOME
Wealth advisory fees	2,317	1,874	8,750	7,468
Investment brokerage fees	415	522	1,975	1,670
Service charges on deposit accounts	2,840	2,658	10,608	10,110
Loan and service fees	3,099	2,615	11,922	10,085
Merchant card fee income	797	475	3,023	2,408
Bank owned life insurance income	366	629	2,467	2,105
Interest rate swap fee income	101	984	1,035	5,089
Mortgage banking income (loss)	(338)	966	1,418	3,911
Net securities gains	0	70	797	433
Other income	112	989	2,725	3,564
Total noninterest income	9,709	11,782	44,720	46,843

NONINTEREST EXPENSE
Salaries and employee benefits	13,505	13,717	57,882	49,413
Net occupancy expense	1,385	1,515	5,728	5,851
Equipment costs	1,396	1,550	5,530	5,766
Data processing fees and supplies	2,982	3,128	12,674	11,864
Corporate and business development	1,054	769	4,262	3,093
FDIC insurance and other regulatory fees	535	483	2,242	1,707
Professional fees	2,006	1,808	7,064	5,314
Other expense	2,063	1,942	8,905	8,197
Total noninterest expense	24,926	24,912	104,287	91,205

INCOME BEFORE INCOME TAX EXPENSE	29,790	30,663	117,444	103,876
Income tax expense	5,507	6,071	21,711	19,539
NET INCOME	$24,283	$24,592	$95,733	$84,337

BASIC WEIGHTED AVERAGE COMMON SHARES	$25,486,484	$25,424,307	$25,475,994	$25,469,242

BASIC EARNINGS PER COMMON SHARE	$0.95	$0.97	$3.76	$3.31

DILUTED WEIGHTED AVERAGE COMMON SHARES	$25,669,042	25,519,643	$25,620,105	25,573,941

DILUTED EARNINGS PER COMMON SHARE	$0.95	$0.97	$3.74	$3.30

*Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	December 31, 2021		September 30, 2021		December 31, 2020
Commercial and industrial loans:
Working capital lines of credit loans	$652,861	15.2%	$659,166	15.5%	$626,023	13.5%
Non-working capital loans	736,608	17.2	782,618	18.5	1,165,355	25.0
Total commercial and industrial loans	1,389,469	32.4	1,441,784	34.0	1,791,378	38.5

Commercial real estate and multi-family residential loans:
Construction and land development loans	379,813	8.9	378,716	8.9	362,653	7.8
Owner occupied loans	739,371	17.2	740,836	17.4	648,019	13.9
Nonowner occupied loans	588,458	13.7	582,019	13.7	579,625	12.5
Multifamily loans	247,204	5.8	252,983	6.0	304,717	6.5
Total commercial real estate and multi-family residential loans	1,954,846	45.6	1,954,554	46.0	1,895,014	40.7

Agri-business and agricultural loans:
Loans secured by farmland	206,331	4.8	152,099	3.5	195,410	4.2
Loans for agricultural production	239,494	5.6	171,981	4.1	234,234	5.0
Total agri-business and agricultural loans	445,825	10.4	324,080	7.6	429,644	9.2

Other commercial loans	73,490	1.7	83,595	2.0	94,013	2.0
Total commercial loans	3,863,630	90.1	3,804,013	89.6	4,210,049	90.4

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	176,561	4.1	173,689	4.1	167,847	3.6
Open end and junior lien loans	156,238	3.6	161,941	3.8	163,664	3.5
Residential construction and land development loans	11,921	0.3	12,542	0.3	12,007	0.3
Total consumer 1-4 family mortgage loans	344,720	8.0	348,172	8.2	343,518	7.4

Other consumer loans	82,755	1.9	92,169	2.2	103,616	2.2
Total consumer loans	427,475	9.9	440,341	10.4	447,134	9.6
Subtotal	4,291,105	100.0%	4,244,354	100.0%	4,657,183	100.0%
Less: Allowance for credit losses (1)	(67,773)		(73,048)		(61,408)
Net deferred loan fees	(3,264)		(4,901)		(8,027)
Loans, net	$4,220,068		$4,166,405		$4,587,748

(1)Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	December 31, 2021	September 30, 2021	December 31, 2020
Noninterest bearing demand deposits	$1,895,481	$1,762,021	$1,538,331
Savings and transaction accounts:
Savings deposits	409,343	375,993	312,702
Interest bearing demand deposits	2,601,065	2,411,722	2,160,953
Time deposits:
Deposits of $100,000 or more	627,123	658,050	785,238
Other time deposits	202,395	206,852	239,581
Total deposits	$5,735,407	$5,414,638	$5,036,805
FHLB advances and other borrowings	75,000	75,000	85,500
Total funding sources	$5,810,407	$5,489,638	$5,122,305

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended December 31, 2021			Three months ended September 30, 2021			Three Months Ended December 31, 2020
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,260,960	$41,253	3.84%	$4,339,792	$43,025	3.93%	$4,604,704	$45,779	3.96%
Tax exempt (1)	18,302	184	3.99	14,312	150	4.16	13,208	132	3.97
Investments: (1)
Available-for-sale	1,336,492	7,817	2.32	1,201,657	6,971	2.30	657,990	4,516	2.73
Short-term investments	2,201	1	0.11	2,304	0	0.00	2,334	1	0.17
Interest bearing deposits	530,130	200	0.15	351,769	125	0.14	223,269	75	0.13
Total earning assets	$6,148,085	$49,455	3.19%	$5,909,834	$50,271	3.37%	$5,501,505	$50,503	3.65%
Less: Allowance for credit losses (4)	(72,972)			(72,157)			(61,438)
Nonearning Assets
Cash and due from banks	72,908			67,715			66,851
Premises and equipment	59,712			59,824			59,942
Other nonearning assets	189,664			188,118			180,958
Total assets	$6,397,397			$6,153,334			$5,747,818

Interest Bearing Liabilities
Savings deposits	$384,229	$74	0.08%	$369,191	$71	0.08%	$297,832	$57	0.08%
Interest bearing checking accounts	2,563,557	1,854	0.29	2,390,462	1,712	0.28	2,058,069	1,585	0.31
Time deposits:
In denominations under $100,000	203,706	388	0.76	211,911	457	0.86	242,846	792	1.30
In denominations over $100,000	633,345	924	0.58	691,143	1,239	0.71	878,684	2,584	1.17
Miscellaneous short-term borrowings	134	0	0.00	0	0	0.00	16,141	48	1.18
Long-term borrowings and subordinated debentures	75,000	75	0.40	75,000	75	0.40	75,000	75	0.40
Total interest bearing liabilities	$3,859,971	$3,315	0.34%	$3,737,707	$3,554	0.38%	$3,568,572	$5,141	0.57%
Noninterest Bearing Liabilities
Demand deposits	1,800,700			1,681,565			1,482,012
Other liabilities	44,330			45,810			52,557
Stockholders' Equity	692,396			688,252			644,677
Total liabilities and stockholders' equity	$6,397,397			$6,153,334			$5,747,818
Interest Margin Recap
Interest income/average earning assets		49,455	3.19		50,271	3.37		50,503	3.65
Interest expense/average earning assets		3,315	0.21		3,554	0.24		5,141	0.37
Net interest income and margin		$46,140	2.98%		$46,717	3.13%		$45,362	3.28%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.13 million, $976,000 and $649,000 in the three-month periods ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively.
(2)Loan fees are included as taxable loan interest income. Net loan fees attributable to PPP loans were $2.02 million, $3.57 million, and $5.21 million for the three-month periods ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively. All other loan fees were immaterial in relation to total taxable loan interest income for the periods presented.
(3)Nonaccrual loans are included in the average balance of taxable loans.
(4)Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Reconciliation of Non-GAAP Financial Measures

The allowance for credit losses (1) to total loans, excluding PPP loans, and total individually analyzed and watch list loans to total loans, excluding PPP loans, are non-GAAP ratios that management believes are important because they provide better comparability to prior periods. PPP loans are fully guaranteed by the SBA and have not been allocated for within the allowance for credit losses (1).

A reconciliation of these non-GAAP measures is provided below (dollars in thousands).

	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
Total Loans	$4,287,841	$4,239,453	$4,649,156
Less: PPP Loans	26,151	91,897	412,007
Total Loans, Excluding PPP Loans	4,261,690	4,147,556	4,237,149

Allowance for Credit Losses (1)	$67,773	$73,048	$61,408

Credit Loss Reserve to Total Loans (1)	1.58%	1.72%	1.32%
Credit Loss Reserve to Total Loans, Excluding PPP Loans (1)	1.59%	1.76%	1.45%

Total Individually Analyzed and Watch List Loans	$234,462	$258,534	$286,147

Total Individually Analyzed and Watch List Loans to Total Loans	5.47%	6.10%	6.15%
Total Individually Analyzed and Watch List Loans to Total Loans, Excluding PPP Loans	5.50%	6.23%	6.75%

(1)Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio and pretax pre-provision earnings are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value including only earning assets as meaningful to an understanding of the company’s financial information.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2021	Sep. 30, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Total Equity	$704,906	$683,202	$657,184	$704,906	$657,184
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,176	1,176	1,176	1,176	1,176
Tangible Common Equity	701,112	679,408	653,390	701,112	653,390

Assets	$6,557,323	$6,222,916	$5,830,435	$6,557,323	$5,830,435
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,176	1,176	1,176	1,176	1,176
Tangible Assets	6,553,529	6,219,122	5,826,641	6,553,529	5,826,641

Ending common shares issued	25,488,508	25,486,032	25,424,307	25,488,508	25,424,307

Tangible Book Value Per Common Share	$27.50	$26.66	$25.70	$27.50	$25.70

Tangible Common Equity/Tangible Assets	10.70%	10.92%	11.21%	10.70%	11.21%

Net Interest Income	$45,007	$45,741	$44,713	$178,088	$163,008
Plus: Noninterest income	9,709	11,114	11,782	44,720	46,843
Minus: Noninterest expense	(24,926)	(25,967)	(24,912)	(104,287)	(91,205)

Pretax Pre-Provision Earnings	$29,790	$30,888	$31,583	$118,521	$118,646

Net interest margin on a fully-tax equivalent basis, net of PPP loan impact, is a non-GAAP measure that management believes is important because it provides for better comparability to prior periods. Because PPP loans have a low fixed interest rate of 1.0% and because the accretion of net loan fee income can be accelerated upon borrower forgiveness and repayment by the SBA, management is actively monitoring net interest margin on a fully tax equivalent basis with and without PPP loan impact for the duration of this program.

A reconciliation of this non-GAAP financial measure is provided below (dollars in thousands).

Impact of Paycheck Protection Program on Net Interest Margin FTE

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2021	Sep. 30, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Total Average Earnings Assets	$6,148,085	$5,909,834	$5,501,505	$5,906,640	$5,184,836
Less: Average Balance of PPP Loans	(62,910)	(142,917)	(503,041)	(237,951)	(376,785)
Total Adjusted Earning Assets	6,085,175	5,766,917	4,998,464	5,668,689	4,808,051

Total Interest Income FTE	$49,455	$50,271	$50,503	$196,806	$195,549
Less: PPP Loan Income	(2,182)	(3,946)	(6,509)	(14,945)	(12,832)
Total Adjusted Interest Income FTE	47,273	46,325	43,994	181,861	182,717

Adjusted Earning Asset Yield, net of PPP Impact	3.08%	3.19%	3.50%	3.21%	3.80%

Total Average Interest Bearing Liabilities	$3,859,971	$3,737,707	$3,568,572	$3,761,520	$3,437,338
Less: Average Balance of PPP Loans	(62,910)	(142,917)	(503,041)	(237,951)	(376,785)
Total Adjusted Interest Bearing Liabilities	3,797,061	3,594,790	3,065,531	3,523,569	3,060,553

Total Interest Expense FTE	$3,315	$3,554	$5,141	$15,131	$30,095
Less: PPP Cost of Funds	(40)	(90)	(320)	(595)	(956)
Total Adjusted Interest Expense FTE	3,275	3,464	4,821	14,536	29,139

Adjusted Cost of Funds, net of PPP Impact	0.21%	0.24%	0.38%	0.26%	0.61%

Net Interest Margin FTE, net of PPP Impact	2.87%	2.95%	3.12%	2.95%	3.19%

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